EXHIBIT 10.25
FORM OF
Performance Award
Incentive Program
The Paychex Performance Award Incentive Program (“Program”) is adopted as of [approval date] by Paychex Inc. (“Paychex”). The below Program document will provide Participants with information regarding the objectives and operation of the Program.
1. OBJECTIVES
The Program is designed to offer incentive compensation to key Employees that achieve specifically measured individual goals that are consistent with and support overall corporate goals. The Program is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward teamwork across the entire company; and (iii) assist in the attraction and retention of Employees vital to the Company’s long-term success.
2. EFFECTIVE DATE
The Program shall be effective [first day of fiscal year], and each Fiscal Year thereafter, unless otherwise terminated in accordance with Paragraph 10 below.
3. DEFINITIONS
Any capitalized terms used in this Program or in the attached Performance Criteria that are not otherwise defined below are defined in the Plan:
“Award” means the Performance Award granted under this Program.
“Base Pay” means salary on last day of Performance Period. Base Pay does not include any bonus payments.
“Board of Directors” means the board of directors of Paychex.
“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated or other official guidance issued thereunder.
“Company” means Paychex and its subsidiaries or affiliates.
“Compensation Committee” means the Compensation and Governance Committee of the Board or any successor committee of the Board designated by the Board to administer the Program.
“Covered Employee” means ‘covered employees’ as defined by Code Section 162(m).

“Disability” means any medically determinable physical or mental impairment, certified by a physician selected by or satisfactory to the Company, resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Eligible Employee” means any Senior Vice President of the Company.
“Employee” means any individual employed by the Company.
“Fiscal Year” means Company’s fiscal year of June 1 through May 31st.
“Maximum Eligible Payout” means the maximum amount of performance incentive payment that may be paid to a Participant under this Program in any Fiscal Year as determined by the Plan Administrator within the first 90 days of the Performance Period, not to exceed the maximum eligible payout amount approved by the shareholders under the Plan.
“Performance Award” means the incentives contemplated in Section 7(e) of the Plan.
“Performance Criteria” means any criteria determined by Program Administrator, both qualitative and quantitative that determines the amount of the Award to be delivered to the Participant. Performance is generally based on the financial plan approved by the Board of Directors for the applicable Fiscal Year. A copy of the current Performance Criteria applicable to a specified Participant is attached hereto under Exhibit B.
“Performance Period” means the Fiscal Year.
“Plan” means the Paychex Inc. 2002 Stock Incentive Plan (as amended and restated effective October 13, 2010), as further amended or restated from time to time.
“Program” means this Senior Vice President Performance Award Incentive Program.
“Program Administrator” means the Compensation Committee or any other person or entity designated by the Compensation Committee, to the extent permissible under Code Section 162(m).
“Retirement” means termination of employment at age 55 (or later) with 10 or more years of service with the Company. For these purposes, years of service may include service with entities purchased or acquired by the Company.
4. ELIGIBILTY AND PARTICIPATION
All employees meeting the definition of an Eligible Employee are eligible to participate in the Program. Eligible Employees who are hired and start employment before the first day of the of 4th quarter of the Fiscal Year are eligible to Participate in the Program effective as of their start date, and will receive prorated Awards during the first year of participation in the Program. The amount of the prorated Award will be determined by the Program Administrator and will be based upon Fiscal Year to Date Earnings. Eligible Employees who are hired and start employment on or after the first day of the 4th quarter of the

2 | P a g e

Fiscal Year are eligible to participate in the Program effective as of the first day of the following Fiscal Year.
Employees who are promoted into an Eligible Employee position will receive Awards during the first year of participation in the Program based on the effective date of the promotion. The amount of the Award will be determined by the Program Administrator and will be based upon Fiscal Year to Date Earnings.
5. PROGRAM ADMINSTRATION
The Program shall be administered by the Program Administrator who shall have power and authority to construe interpret, and administer the Program, to determine eligibility for participation and to determine the amount of and eligibility to receive any Award under the Program. To the extent permissible under Code Section 162(m), the Program Administrator may delegate responsibility for the Program administration duties hereunder to any Company employee or other third party in its discretion, and is expected to oversee such activities.
6. CODE SECTION 162(m) GOALS FOR AWARD PAYMENT
The Program Administrator may only grant Awards to Eligible Employees who are considered Covered Employees under this Program if the Company meets the following performance goal:
1.	Company Net Income (as defined in the Company 10-K) of [dollar amount]
Achievement of the above listed performance goal determines the Maximum Eligible Payout per Covered Employee, if any, at the end of the Fiscal Year, but does not determine the actual amount of a Participant’s individual Award to be paid under the Program. The Maximum Eligible Payout and goals are established by the Compensation Committee within the first 90 days of the Performance Period. In no event shall the Maximum Eligible Payout exceed the limit approved by the Company shareholders within any Fiscal Year. The Awards under this Program are intended to qualify as “performance-based compensation” in accordance with Code Section 162(m), and the Program will be administered and interpreted consistent with such intention.
The Program Administrator will adjust the above performance measures for only certain objectives, including the following:
•	Asset write-downs or impairments

•	Litigation or claim judgments or settlements

•	Changes in tax law or other such laws or provisions affecting reported results

•	Cumulative effect of accounting changes as defined by generally accepted accounting principles, and as identified in the company’s audited financial statements

•	Gains or losses from:
o	the acquisition or disposition of businesses or assets

o	discontinued operations
•	Restructuring charges

•	Severance contract termination and other costs related to entering or exiting certain business activities

3 | P a g e

If unanticipated circumstances arise, the Program Administrator may use its discretion to reduce the payout to the necessary level based on such circumstances, but the Award cannot be increased to disregard the impact of such subsequent events.
7. AWARDS AND ALLOCATIONS
The amount paid to each Participant shall be based on the Performance Criteria established by the Program Administrator. The minimum and maximum target amounts of the Award and all Performance Criteria shall be communicated to the Participant within the first 90 days of the Fiscal Year, or for newly eligible Participants, within 30 days after the Participant first becomes eligible to participate in the Program. A copy of the current Performance Criteria applicable to this Program is attached hereto under Exhibit A. The Program Administrator may use its discretion to adjust performance metrics under the circumstances permitted for award adjustments contained in the Plan at any time during the Fiscal Year.
8. PAYMENT
Participants must be an Eligible Employee of the Company providing services as an Eligible Employee on last day of the applicable Performance Period in order to receive payment of an Award, unless termination is due to death, Disability or Retirement. If employment is terminated for any reason other than death, Disability or Retirement, then Awards under this Program are forfeited. The criteria for payment of Awards upon death, Disability or Retirement are outlined in Paragraph 9 below.
Notwithstanding the foregoing, Award payments shall be made if otherwise required to be paid by operation of federal or state law or legislation.
If a Participant transfers employment within the Company to a position not covered by the Program during a Performance Period, then Awards payable under this Program shall be forfeited. If a Participant becomes eligible for participation under a separate Company incentive compensation plan as a result of such transfer, then any Awards earned under such plan will be paid in accordance with the terms of that plan.
Award payments under the Program for a given Performance Period shall be paid in cash as soon as administratively practicable following the last day of such Performance Period, but in no event later than December 31st of the calendar year in which the Performance Period for the Award ends.
All Awards will be paid less withholding for all applicable taxes and other amounts which are required by law to be withheld or which the Participant has authorized the Company to withhold.
Due to recent legislative requirements governing the timing of compensation payments, it is imperative that Awards are paid timely. As a result, Participants are required to notify the Program Administrator as soon as possible if an Award is not timely made under the terms of this Program or if the amount of an Award is incorrect. Failure to notify the Program Administrator promptly of a late payment or incorrect payment amount could result in the Participant’s award and certain other amounts being considered deferred compensation and potentially subject to penalties and interest.
The Company will, to the extent permitted by governing law, require reimbursement of a portion of any compensation received under any or all awards to a Participant where: (A) the payment was predicated

4 | P a g e

upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, (B) in the Committee’s view the Participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement, and (C) a lower payment would have been made to the Participant based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the individual Participant’s compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided that the Company will not seek to recover compensation paid more than three years prior to the date the applicable restatement is disclosed.
9. PAYMENT UPON TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILTY OR RETIREMENT
In the event of termination of employment due to death, Disability or Retirement, Awards shall be based on actual Fiscal Year end results for the Performance Period. The amount of the Awards will be determined by the Program Administrator using the Base Pay received by the Participant during the applicable Performance Period. Such Award payments will be made as soon as administratively practical after the Performance Period in which the termination of employment on account of death, Disability or Retirement occurred, but in no event later than December 31st of the calendar year in which the Performance Period for the Award ends.
Notwithstanding the foregoing, Awards provided upon death or Disability shall be forfeited for Eligible Employees who terminate employment on or prior to the last day of the 1st quarter of the Fiscal Year, unless payment is otherwise required to be paid by operation of federal or state law or legislation.
Notwithstanding the foregoing, Awards provided upon Retirement shall be forfeited for Eligible Employees who terminate employment on or prior to the last day of the 2nd quarter of the Fiscal Year, unless payment is otherwise required to be paid by operation of federal or state law or legislation.
10. AMENDMENT OR TERMINATION OF THE PROGRAM
The Company may amend, alter, suspend, discontinue or terminate the Program in whole or in part at any time by the action of the Program Administrator, but only with approval from the Governance and Compensation Committee of the Board of Directors. Each amendment shall be effective on the date specified therein as to Awards earned after the effective date of the amendment. No Participant shall have a legally binding right to an Award (or portion thereof) until such Award is actually paid.
11. CODE SECTION 409A COMPLIANCE
If and to the extent that any provision of an Award under this Program is required to comply with Code Section 409A, then such provision shall be administered and interpreted in a manner consistent with the requirements of such Code section. If, and solely to the extent that such provision as currently written would conflict with Code Section 409A, the Company shall have the authority, without the consent of the Participant, to administer such provision and to amend the Award with respect to such provision to the extent the Program Administrator deems necessary for the purposes of avoiding any portion of amounts owed to the Participant being retroactively included in the taxable income of the Participant for any prior taxable year.
The Company retains the right to delay any Award payment on account of a separation from service to any “Specified Employee” until the date that is six months after the separation from service in accordance

5 | P a g e

with Code Section 409A(a)(2)(B)(i). “Specified Employee” for purposes of the Program is a specified employee as determined in accordance with Code Section 409A(a)(2)(B)(i).
12. GENERAL PROVISIONS
a.	Compliance with Legal Requirements. The Program shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

b.	No Right to Employment. Nothing in the Program shall be deemed to create a contract of employment between Company and any employee, nor a guaranty of employment with Company for any particular length of time.

c.	No Right to Awards. No Eligible Employee, Participant or other person shall have any claim to be granted any Award under the Program. In addition, there is no obligation for uniformity of treatment of Eligible Employees or Participants under the Program. The Program is intended to constitute an “unfunded” program for incentive compensation. Nothing contained in the Program or any Award shall give any Participant any rights that are greater than a general creditor of the Company.

d.	Indemnification. The Company shall indemnify and hold harmless each member of the Board of Directors and the Program Administrator and other persons connected with the Program in any capacity performing services on behalf of the Program Administrator, against any liability, cost or expense arising as a result of any claim asserted by any person or entity under the laws of any state or of the United States with response to any action or failure to act of such individuals taken in connection with this Program, except claims or liabilities arising from the willful misconduct or bad faith of such person.

e.	Governing Law. The validity and construction of the Program and all determinations made and actions taken hereunder, as well as any amendment made to the Program, to the extent that federal laws do not control, will be governed by the laws of the State of New York, without giving effect to the principals of the conflict of laws.

f.	Severability. If any provision of the Program or any Award is, becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Program or any Award under any law deemed applicable by the Program Administrator, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Program or the Award, such provision shall be stricken as to such jurisdiction or such Award, and the remainder of the Program or Award shall remain in full force and effect.

g.	Compensation Committee Certification. The Compensation Committee must certify that the goals set forth in the Performance Criteria have been met in order for Awards to be paid upon attainment of those goals in accordance with Code Section 162(m).

6 | P a g e